April 16, 2018



# LETTER OF INTENT

ESPERANTE CORPORATE CENTER
222 LAKEVIEW AVENUE
WEST PALM BEACH, FL

PREPARED FOR

**BEYOND COMMERCE, INC.**

PREPARED BY

**ANTHONY LIBRIZZI**

Cushman & Wakefield
303 BANYAN BLVD., SUITE 301
WEST PALM BEACH, FL 33401

| | |
|---|---|
| **Building** | 222 Lakeview Avenue, West Palm Beach, Florida 33401 |
| **Premises** | **Option A:** Suite 1630, consisting of approximately 1,472 rentable square feet (RSF) on the sixteenth ($16^{th}$) floor.<br>**Option B:** Suite 910, consisting of approximately 2,915 RSF on the ninth ($9^{th}$) floor. |
| **Tenant** | Beyond Commerce, Inc. |
| **Landlord** | 222 Lakeview, LLC |
| **Term** | **Option A:** Eighty six (86) months<br>**Option B:** One hundred twenty four (124) months |
| **Lease Commencement** | **Option A:** Upon substantial completion of Tenant Improvements, estimated to be on or about June 1, 2018.<br>**Option B:** Upon substantial completion of Tenant Improvements, estimated to be on or about September 1, 2018. |
| **Base Rent** | **Option A:** \$46.00/SF/NNN<br>**Option B:** \$48.50/SF/NNN<br>Base Rent shall increase three percent (3%) per annum |
| **Operating Expenses** | Operating Expenses are estimated at \$20.17 per rentable square foot for 2018 and include all real estate taxes, insurance, maintenance, and janitorial service. Tenant electric is separately metered. Operating Expenses shall be adjusted annually to the actual expenses. |
| **Rent Abatement** | **Option A:** First two (2) months of Base Rent shall be abated.<br>**Option B:** First four (4) months of Base rent shall be abated. |
| **Tenant Improvements** | **Option A**: Landlord, at its sole cost, shall provide new paint and replace carpet throughout the Premises.<br>**Option B**: Landlord shall provide a "turnkey" build out per a mutually agreed upon space plan and specifications. |
| **Building Hours** | Hours of building operation are weekdays 8:00 AM to 6:00 PM and Saturday 8:00 AM to 1:00 PM. Tenant shall have access to the Premises, the building and parking facilities 24 hours a day, 7 days a week, 365 days per year. After-hour's access is obtained through a card-key system. |
| **Security Deposit** | To be determined based on Landlord's review of Tenant's most recent financial statements. |
| **Building Security** | Esperante Corporate Center is secured by a combination of closed circuit television cameras and security personnel. Security staff patrols the building 24 hours a day, 7 days a week, 365 days per year. |
| **Signage** | Landlord shall include Tenant's name in the Building Directory and on or about the entrance to the Premises using building standard signage. |

| | |
|---|---|
| **Parking** | Landlord will provide Tenant with the option of 2.5 parking spaces per 1,000 RSF of leased area on an unassigned basis in the Esperante' Corporate Center garage. Tenant will be responsible for paying the current rate per space per month. The current cost for Unreserved parking is $100.00 exclusive of sales tax and surcharges, Reserved parking is $155.00 exclusive of sales tax and surcharges and Executive Reserved parking is $195.00 exclusive of sales tax and surcharges. Said parking costs are subject to increase over the term of the lease. |
| **Brokerage** | It is understood that Cushman & Wakefield of Florida, Inc. is the only broker involved in this transaction and will be compensated by the Landlord pursuant to a separate agreement |
| | |

Any lease shall become effective only upon execution and delivery thereof by both Landlord and Tenant. The owners shall reserve the right to modify or withdraw this proposal upon notice, at any time, up to the execution and delivery of a lease modification agreement by both parties. This proposal will become null and void after 5:00 p.m., April 12, 2018.

Sincerely,

CUSHMAN & WAKEFIELD OF FLORIDA, INC.

Anthony Librizzi

Commercial Brokerage

AGREED TO AND ACCEPTED BY:

By: BEYOND COMMERCE, INC.

Name: George Pursglove

Title: CEO / DIRECTOR